Exhibit 23.1

CONSENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Annual Report [Form 40-F] of BlackBerry Limited [the "Company"] for the year ended February 28, 2015 of our reports dated March 27, 2015 with respect to the consolidated financial statements of the Company included herein, and the effectiveness of internal control over financial reporting.

We also consent to the incorporation by reference in the Registration Statements [Form S-8 Nos. 333-85294, 333-100684, 333-150470, 333-177149, 333-189880, 333-192986, 333-192987, and 333-197636] pertaining to the Company's stock option plans of our reports dated March 27, 2015 with respect to the consolidated financial statements of the Company included herein, and the effectiveness of internal control over financial reporting.

Kitchener, Canada,	/s/ Ernst & Young LLP
March 27, 2015	Chartered Accountants
Licensed Public Accountants